SINO CLEAN ENERGY, INC.
Room 1502, Suite D, VanMetropolis
No. 1, TangYan Road, Gaoxin District
Xi’an, Shaanxi Province
People’s Republic of China

May 19, 2011

Attention: Mr. Brock Silvers

Re:	Amendment to Director Offer Letter

Dear Mr. Silvers:

In connection with your recent appointment to the Special Committee of the Board of Directors (the “Board”) of Sino Clean Energy, Inc., a Nevada corporation (the “Company”), the Company now desires to amend Section 4 of your Director Offer Letter dated as of April 15, 2011 (the “Original Offer Letter”) to compensate you for your service on the Special Committee of the Board, subject to the terms and conditions contained in the Original Offer Letter.

Section 4 of the Original Offer Letter is hereby amended to read in its entirety as follows:

4.           Compensation to Independent Directors.

a.           Service as Independent Director.  In consideration of your service as an independent director of the Board, you shall receive cash compensation of USD $24,000 per calendar year, payable on the first day of each quarter at the rate of $6,000 per quarter.  As long as you are serving on the Board on the first day of each quarter, you shall be entitled to the full $6,000 payable for your service in that quarter.  In addition, subject to the approval of the Compensation Committee of the Board, you shall be granted a one-time option award to purchase up to ten thousand (10,000) shares of the Company’s common stock, with a per share exercise price equal to the closing price of the Company’s stock on the date of this Agreement (the “Option”).  You shall be reimbursed for reasonable expenses incurred by you in connection with the performance of your Duties (including travel expenses for in-person meetings).

b.           Service on Special Committee of the Board.  In consideration of your service on the Special Committee of the Board, you shall receive cash compensation of USD $76,000 per calendar year, payable on the first day of each calendar quarter at the rate of $19,000 per quarter.  As long as you are serving on the Special Committee of the Board on the first day of each calendar quarter, you shall be entitled to the full $19,000 payable for your service on the Special Committee in that quarter.  You shall be reimbursed for reasonable expenses incurred by you in connection with the performance of your service on the Special Committee of the Board (including travel expenses for in-person meetings).

c.           Vesting and Exercise of Option.  The Option will not be exercisable until one year from the date of this Agreement (the “Vesting Date”).  On the Vesting Date, the entire Option shall be vested and exercisable in full, provided that on the Vesting Date, you are still serving as a director on the Board.

d. Termination of Option.  The Option shall terminate and be of no force or effect on the sixth (6th) anniversary of the date of this Agreement.  In addition, if you are no longer acting as a director on the Board for any reason, the unvested portion of the Option shall terminate.

Other than as set forth herein, the terms and conditions of the Original Offer Letter will remain in full force and effect.

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The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

SINO CLEAN ENERGY, INC.

By:	/s/ Baowen Ren
Baowen Ren
Chief Executive Officer

AGREED AND ACCEPTED:

s/ Brock Silvers
Brock Silvers